EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Financial Results for the Third Quarter 2017

Company Posts Record Single-Quarter Revenue and Earnings

Selected to Join Prestigious S&P 500 Index

MIAMI, Nov. 09, 2017 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the third quarter ended September 30, 2017, and provided guidance for the fourth quarter and full year 2017.

Highlights

  The Company generated GAAP net income of $400.7 million or EPS of $1.74 compared to $342.4 million or $1.50 in the prior year.  Adjusted Net Income was $427.0 million or Adjusted EPS of $1.86 compared to $369.3 million or $1.62 in the prior year.
  Total revenue increased 11.2% to $1.7 billion. Gross Yield increased 2.0%.  Adjusted Net Yield increased 3.0% on a Constant Currency basis.
  2017 full year Adjusted EPS is now expected to be approximately $3.90.  Excluding the impact from weather disruptions along with a current technical issue on Norwegian Gem, Adjusted EPS guidance would have increased to approximately $4.05, exceeding the high-end of our prior guidance range.
  2017 full year Adjusted Net Yield growth guidance on a Constant Currency basis increased 50 basis points from prior guidance to approximately 4.75%.

“Strong operational performance across our core markets, bolstered by strength in European itineraries, where pricing has now exceeded the previous high watermark of 2015, drove third quarter revenue and yield growth well ahead of expectations, despite the disruptions caused by weather-related events during the quarter,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Over the last several weeks we have seen consumer demand continue to accelerate for Caribbean sailings and booking volumes have now reached pre-hurricane levels. Our ships, crew and shoreside personnel have been actively engaged in assisting impacted destinations by evacuating stranded families and delivering much-needed supplies.  In addition, our company has committed to providing long-term financial aid to rebuild critical infrastructure through our Hope Starts Here hurricane relief program.”

Third Quarter 2017 Results

GAAP net income was $400.7 million or EPS of $1.74 compared to $342.4 million or $1.50 in the prior year.  The Company generated Adjusted Net Income of $427.0 million or Adjusted EPS of $1.86 compared to $369.3 million or $1.62 in the prior year.

Revenue increased 11.2% to $1.7 billion compared to $1.5 billion in 2016.  This increase was primarily attributed to a 9.1% increase in Capacity Days primarily due to the delivery of Norwegian Joy, which entered service in late June, along with an increase in Net Yield due to strength in ticket pricing and higher onboard and other revenue.  Gross Yield increased 2.0%, while Adjusted Net Yield improved 3.0% on a Constant Currency basis and 3.1% on an as reported basis.

Gross Cruise Cost increased 8.4% compared to 2016 due to an increase in total cruise operating expense and marketing, general and administrative expenses, which was primarily attributable to the aforementioned increase in Capacity Days.  Gross Cruise Costs per Capacity Day decreased 0.6%.  Adjusted Net Cruise Cost Excluding Fuel per Capacity Day increased 0.5% on a Constant Currency basis and 0.6% on an as reported basis primarily due to an increase in marketing, general and administrative expenses primarily offset by a decrease in cruise operating expenses.

Fuel price per metric ton, net of hedges decreased 4.8% to $476 from $500 in the prior year.  The Company reported fuel expense of $91.2 million in the period.

Interest expense, net increased to $66.3 million in 2017 from $60.7 million in 2016.  Interest expense for 2017 reflects an increase in average debt balances outstanding primarily associated with the delivery of new ships and newbuild installments, as well as higher interest rates due to an increase in LIBOR.

Other income (expense), net was an expense of $3.3 million in 2017 compared to an expense of $5.3 million in 2016. In 2017, the expense was primarily related to losses on foreign currency exchange. In 2016, the expense was primarily related to unrealized and realized losses on fuel swap derivative hedge contracts and foreign exchange derivative contracts and losses on foreign currency exchange.

Company Outlook

“Our booked position for full year 2018 remains well ahead in both load and price compared to prior year across all three of our brands, despite booking headwinds caused by weather-related disruptions in the Caribbean,” said Wendy Beck, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd.  “We continue to focus on further strengthening our balance sheet as evidenced by the success of our recent refinancing transaction.  We are now within our targeted leverage range of three to four times with further meaningful deleveraging expected in 2018 and beyond.”

2017 Guidance and Sensitivities

In addition to announcing the results for the third quarter, the Company also provided guidance for the fourth quarter and full year 2017, along with accompanying sensitivities. The Company does not provide guidance on a GAAP basis because the Company is unable to predict, with reasonable certainty, the future movement of foreign exchange rates or the future impact of certain gains and charges. These items are uncertain and will depend on several factors, including industry conditions, and could be material to the Company’s results computed in accordance with GAAP. The Company has not provided reconciliations between the Company’s 2017 guidance and the most directly comparable GAAP measures because it would be too difficult to prepare a reliable GAAP quantitative reconciliation without unreasonable effort.

	Fourth Quarter 2017		Full Year 2017
	As Reported	Constant Currency	As Reported	Constant Currency
Adjusted Net Yield	Approx. 2.50%	Approx. 2.25%	Approx. 4.50%	Approx. 4.75%
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	Approx. 2.50%	Approx. 2.25%	Approx. 2.75%	Approx. 2.75%
Adjusted EPS	Approx. $0.62		Approx. $3.90
Adjusted Depreciation and Amortization (1)	Approx. $126 million		Approx. $477 million
Adjusted Interest Expense, net	Approx. $62 million		Approx. $245 million
Effect on Adjusted EPS of a 1% change in Adjusted Net Yield (2)	$0.04		$0.04 (3)
Effect on Adjusted EPS of a 1% change in Adjusted Net Cruise Cost Excluding Fuel per Capacity Day (2)	$0.02		$0.02 (3)

(1) Excludes $7.6 million and $30.3 million of amortization of intangible assets related to the Acquisition of Prestige in the fourth quarter and full year 2017, respectively.
(2) Based on midpoint of guidance.
(3) For the remaining quarter of 2017.

The following reflects the Company’s expectations regarding fuel consumption and pricing, along with accompanying sensitivities.

	Fourth Quarter 2017	Full Year 2017
Fuel consumption in metric tons	205,000	780,000
Fuel price per metric ton, net of hedges	$440	$458
Effect on Adjusted EPS of a 10% change in fuel prices, net of hedges	$0.02	$0.02 (1)

(1) For the remaining quarter of 2017.

As of September 30, 2017, the Company had hedged approximately 75%, 65%, 48% and 26% of its total projected metric tons of fuel consumption for the remainder of 2017, 2018, 2019 and 2020, respectively.  The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) and marine gas oil (“MGO”) which are hedged utilizing U.S. Gulf Coast 3% (“USGC”) and Brent, respectively.

	Q4 2017	2018	2019	2020
% of HFO Consumption Hedged	79%	80%	58%	52%
Average USGC Price / Barrel	$57.65	$53.02	$47.82	$39.50
% of MGO Consumption Hedged	57%	20%	20%	11%
Average Brent Price / Barrel	$41.12	$46.50	$49.25	$51.85

The following reflects the foreign currency exchange rates the Company used in its Fourth Quarter and Full Year 2017 guidance.

	Current Guidance - November	Prior Guidance - August
Euro	$1.16	$1.18
British pound	$1.33	$1.32
Australian Dollar	$0.77	$0.80
Canadian Dollar	$0.78	$0.80

Future capital commitments consist of contracted commitments, including ship construction contracts, and future expected capital expenditures necessary for operations. As of September 30, 2017, our anticipated capital expenditures were $0.3 billion for the remainder of 2017, $1.4 billion for the year ending December 31, 2018 and $1.2 billion for the year ending December 31, 2019, of which we have export credit financing in place for the expenditures related to ship construction contracts of $48 million for the remainder of 2017, $0.8 billion for 2018 and $0.6 billion for 2019.

Company Updates and Other Business Highlights

Refinancing Transaction

As part of ongoing efforts to deleverage and reduce interest expense, the Company redeemed all of its outstanding 4.625% Senior Notes due 2020 in October and amended its existing senior secured credit facilities by increasing and repricing its $750 million revolving credit facility ("Revolver") and repricing the approximately $1,412 million principal amount outstanding under its term loan A facility ("Term Loan"). The amendment increased the amount of commitments under the Revolver from $750 million to $875 million (“New Revolver”).  The applicable margins for both the New Revolver and Term Loan are determined by reference to a total leverage ratio and currently bear interest at LIBOR plus an applicable margin of 1.75%.  In addition, the Company added a new $375 million term B loan facility due 2021 (“New Term B Loan Facility”), which bears interest at LIBOR plus an applicable margin of 1.75%.  The proceeds from the New Term B Loan Facility and cash on hand were used for the notes redemption.

Norwegian Cruise Line Holdings Selected to Join the S&P 500 Index

The Company debuted on the S&P 500 Index effective at the open of trading on October 13 under the S&P 500 GICS Hotels, Resorts & Cruise Lines Sub-Industry index.

Company Partners with All Hands Volunteers for Hope Starts Here Hurricane Relief

The Company recently announced a partnership with All Hands Volunteers, the world’s leading disaster relief organization powered by volunteers, and set a goal to raise $2.5 million for the Hope Starts Here hurricane relief program. Under Hope Starts Here, the Company has committed to match up to $1.25 million of donations from its valued guests, team members, suppliers and partners in order to substantially help All Hands Volunteers and Happy Hearts Fund deliver early relief response for the Florida Keys, and rebuild safe schools in the Caribbean islands impacted by Hurricanes Irma and Maria.

New Features Unveiled for Norwegian Bliss

In August, the Company revealed features and amenities for Norwegian Bliss, the line's sixteenth ship, which has been designed for the ultimate Alaska cruising experience and begins sailing in June 2018. Norwegian Bliss will boast many firsts at sea features including the largest competitive race track at sea and an open-air laser tag course. The ship's exciting new features will join the brand's signature elements of freedom and flexibility that Norwegian Cruise Line is known for across the globe including a myriad of mouthwatering dining options and a vibrant onboard atmosphere fueled by dynamic spaces and a multitude of bars and lounges, award-winning youth programs and more.

Oceania Cruises Introduces La Cuisine Bourgeoise

Oceania Cruises unveiled its latest epicurean masterpiece, La Cuisine Bourgeoise, by Jacques Pépin.  An elegant seven-course affair, La Cuisine Bourgeoise, is rooted in fresh, seasonal ingredients, time-honored flavors and celebrates the rituals of the table and sharing a meal with friends and family. The dining experience features many classic dishes that the Oceania Cruises’ Executive Culinary Director, Master Chef Jacques Pépin, has enjoyed over the years.

Updated Itineraries and Deployment

The Norwegian Cruise Line brand announced several updates and enhancements to its itineraries for winter 2018/2019.  Norwegian Breakaway will reposition to the Port of New Orleans and will offer seven, 10- and 11-day cruises to the Caribbean, all including a port of call at the Caribbean’s premier resort-style destination in Southern Belize, Harvest Caye. The recently refurbished Norwegian Gem will remain in New York City and sail a series of cruises to the Caribbean, Canada and New England and the Bahamas and Florida.

Regent Seven Seas Cruises unveiled its new 2019/2020 voyages season, comprising 118 new sailings, departing from March 2019 through June 2020 aboard four of the world’s most luxurious cruise ships. New for the season, travelers can choose among two new exciting Grand Voyages, the 77-night Grand Arctic Quest aboard Seven Seas Navigator and the 66-night Circle South America itinerary aboard Seven Seas Mariner, which provide guests with a regionally immersive and extended experience with no repeating ports.

Conference Call

The Company has scheduled a conference call for Thursday, November 9, 2017 at 10:00 a.m. Eastern Time to discuss third quarter results.  A link to the live webcast can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (Nasdaq:NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands.

With a combined fleet of 25 ships with approximately 50,400 berths, these brands offer itineraries to more than 510 destinations worldwide. The Company will introduce seven additional ships through 2025, and has an option to introduce two additional ships for delivery in 2026 and 2027.

Norwegian Cruise Line is the innovator in cruise travel with a 50-year history of breaking the boundaries of traditional cruising.  Most notably, Norwegian revolutionized the cruise industry by offering guests the freedom and flexibility to design their ideal cruise vacation on their schedule. Today, Norwegian invites guests to enjoy a relaxed, resort style cruise vacation on some of the newest and most contemporary ships at sea with a wide variety of accommodation options, including The Haven by Norwegian®, a luxury enclave with suites, private pools and dining, concierge service and personal butlers. Oceania Cruises offers an unrivaled vacation experience renowned for the finest cuisine at sea and destination-rich itineraries that span the globe. Expertly crafted voyages aboard designer-inspired, intimate ships call on ports across Europe, Asia, Africa, Australia, New Zealand, the South Pacific and the Americas. Celebrating its 25th anniversary in 2017, Regent Seven Seas Cruises offers the industry’s most inclusive luxury experience aboard its all-suite fleet. A voyage with Regent Seven Seas Cruises includes all-suite accommodations, round-trip domestic air and business-class air on intercontinental flights from U.S. and Canada, highly personalized service, exquisite cuisine, fine wines and spirits, unlimited internet access, sightseeing excursions in every port, gratuities, ground transfers and a pre-cruise hotel package for guests staying in concierge-level suites and higher.

Terminology

Acquisition of Prestige. In November 2014, pursuant to the Merger Agreement, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted Depreciation and Amortization.  Depreciation and amortization adjusted to exclude amortization of intangible assets related to the Acquisition of Prestige.

Adjusted EBITDA.  EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income divided by the number of diluted weighted-average shares outstanding.

Adjusted Interest Expense.  Interest expense adjusted to exclude write-offs of deferred financing fees related to the refinancing of certain of our credit facilities.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income.   Net income adjusted for supplemental adjustments.

Adjusted Net Revenue. Net Revenue adjusted for supplemental adjustments.

Adjusted Net Yield.  Net Yield adjusted for supplemental adjustments.

Berths.  Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days.  Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA.  Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost.  The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield.  Total revenue per Capacity Day.

Merger Agreement. Agreement and Plan of Merger, dated as of September 2, 2014, by and among Prestige, Norwegian Cruise Line Holdings, Portland Merger Sub, Inc. and Apollo Management, L.P., as amended, for the Acquisition of Prestige.

Net Cruise Cost.  Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel.  Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days.  The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Secondary Equity Offering(s). Secondary public offering(s) of NCLH’s ordinary shares in August 2017, December 2015, August 2015, May 2015, March 2015, March 2014, December 2013 and August 2013.

Shipboard Retirement Plan. An unfunded defined benefit pension plan for certain crew members which computes benefits based on years of service, subject to certain requirements.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Adjusted Net Revenue, Net Yield, Adjusted Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance.  We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

In addition, Adjusted Net Revenue and Adjusted Net Yield, which exclude certain business combination accounting entries, are non-GAAP financial measures that we believe are useful as supplemental measures in evaluating the performance of our operating business and provide greater transparency into our results of operations. Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Revenue, Adjusted Net Yield, Adjusted Net Income, and Adjusted EPS may not be indicative of future adjustments or results.  For example, for the year ended December 31, 2016, we incurred $28.0 million related to the extinguishment of debt due to the refinancing of certain credit facilities. We included this as an adjustment in the reconciliation of Adjusted Net Income since the extinguishment of debt is not representative of our day-to-day operations and we have included similar adjustments in prior periods; however, this adjustment did not occur and is not included in the periods presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release constitute forward-looking statements within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects and objectives of management for future operations (including expected fleet additions, development plans, objectives relating to our activities and expected performance in new markets), are forward-looking statements. Many, but not all, of these statements can be found by looking for words like "expect," "anticipate," "goal," "project," "plan," "believe," "seek," "will," "may," "forecast," "estimate," "intend," "future," and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; the risks and increased costs associated with operating internationally; our expansion into and investments in new markets; breaches in data security or other disturbances to our information technology and other networks; the spread of epidemics and viral outbreaks; adverse incidents involving cruise ships; changes in fuel prices and/or other cruise operating costs; any impairment of our tradenames or goodwill; our hedging strategies; our inability to obtain adequate insurance coverage; our substantial indebtedness, including the ability to raise additional capital to fund our operations, and to generate the necessary amount of cash to service our existing debt; restrictions in the agreements governing our indebtedness that limit our flexibility in operating our business; the significant portion of our assets pledged as collateral under our existing debt agreements and the ability of our creditors to accelerate the repayment of our indebtedness; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our inability to recruit or retain qualified personnel or the loss of key personnel; future changes relating to how external distribution channels sell and market our cruises; our reliance on third parties to provide hotel management services to certain ships and certain other services; delays in our shipbuilding program and ship repairs, maintenance and refurbishments; future increases in the price of, or major changes or reduction in, commercial airline services; seasonal variations in passenger fare rates and occupancy levels at different times of the year; our ability to keep pace with developments in technology; amendments to our collective bargaining agreements for crew members and other employee relation issues; the continued availability of attractive port destinations; pending or threatened litigation, investigations and enforcement actions; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under "Risk Factors" in our most recently filed Annual Report on Form 10-K and subsequent filings by the Company with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contacts

Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jordan Kever
(305) 436-4961

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenue
Passenger ticket	$1,192,023	$1,071,815	$2,916,731	$2,630,405
Onboard and other	459,715	412,921	1,229,891	1,118,798
Total revenue	1,651,738	1,484,736	4,146,622	3,749,203
Cruise operating expense
Commissions, transportation and other	266,173	249,519	683,628	618,492
Onboard and other	98,476	90,661	250,254	230,416
Payroll and related	206,142	193,122	593,502	554,741
Fuel	91,231	86,250	266,780	248,529
Food	53,883	50,902	147,401	151,674
Other	122,260	114,280	368,640	351,263
Total cruise operating expense	838,165	784,734	2,310,205	2,155,115
Other operating expense
Marketing, general and administrative	202,221	174,813	587,914	504,694
Depreciation and amortization	134,532	111,575	376,878	317,480
Total other operating expense	336,753	286,388	964,792	822,174
Operating income	476,820	413,614	871,625	771,914
Non-operating income (expense)
Interest expense, net	(66,339)	(60,662)	(183,495)	(188,836)
Other income (expense), net	(3,262)	(5,333)	(11,686)	(13,281)
Total non-operating income (expense)	(69,601)	(65,995)	(195,181)	(202,117)
Net income before income taxes	407,219	347,619	676,444	569,797
Income tax expense	(6,527)	(5,241)	(15,369)	(8,944)
Net income	$400,692	$342,378	$661,075	$560,853

Weighted-average shares outstanding
Basic	228,267,307	227,096,142	227,891,916	227,102,560
Diluted	229,816,956	227,598,607	229,157,257	227,859,617

Earnings per share
Basic	$1.76	$1.51	$2.90	$2.47
Diluted	$1.74	$1.50	$2.88	$2.46

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income	$400,692	$342,378	$661,075	$560,853
Other comprehensive income:
Shipboard Retirement Plan	104	107	313	323
Cash flow hedges:
Net unrealized gain	97,276	37,051	221,512	112,508
Amount realized and reclassified into earnings	11,644	18,327	31,593	76,658
Total other comprehensive income	109,024	55,485	253,418	189,489
Total comprehensive income	$509,716	$397,863	$914,493	$750,342

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	September 30,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$522,904	$128,347
Accounts receivable, net	56,764	63,215
Inventories	78,915	66,255
Prepaid expenses and other assets	206,251	153,276
Total current assets	864,834	411,093
Property and equipment, net	10,916,824	10,117,689
Goodwill	1,388,931	1,388,931
Tradenames	817,525	817,525
Other long-term assets	277,003	238,673
Total assets	$14,265,117	$12,973,911
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$605,827	$560,193
Accounts payable	45,059	38,002
Accrued expenses and other liabilities	550,774	541,753
Advance ticket sales	1,327,002	1,172,870
Total current liabilities	2,528,662	2,312,818
Long-term debt	6,002,877	5,838,494
Other long-term liabilities	195,974	284,873
Total liabilities	8,727,513	8,436,185
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $.001 par value; 490,000,000 shares authorized; 233,770,580 shares issued and 228,458,619 shares outstanding at September 30, 2017 and 232,555,937 shares issued and
227,243,976 shares outstanding at December 31, 2016	233	232
Additional paid-in capital	3,973,350	3,890,119
Accumulated other comprehensive income (loss)	(61,055)	(314,473)
Retained earnings	1,864,331	1,201,103
Treasury shares (5,311,961 ordinary shares at September 30, 2017 and December 31, 2016, at cost)	(239,255)	(239,255)
Total shareholders' equity	5,537,604	4,537,726
Total liabilities and shareholders' equity	$14,265,117	$12,973,911

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income	$661,075	$560,853
Adjustments to reconcile net income to
net cash provided by operating activities:
Depreciation and amortization expense	385,957	327,366
(Gain) loss on derivatives	(71)	1,007
Deferred income taxes, net	16,035	707
Write-off of deferred financing fees	-	11,537
Provision for bad debts and inventory	1,592	1,767
Share-based compensation expense	63,664	48,289
Changes in operating assets and liabilities:
Accounts receivable, net	571	(11,286)
Inventories	(13,923)	(9,133)
Prepaid expenses and other assets	(14,774)	(16,197)
Accounts payable	3,956	2,551
Accrued expenses and other liabilities	68,425	(9,149)
Advance ticket sales	187,131	180,447
Net cash provided by operating activities	1,359,638	1,088,759
Cash flows from investing activities
Additions to property and equipment, net	(1,129,514)	(915,936)
Settlement of derivatives	(35,255)	(34,300)
Net cash used in investing activities	(1,164,769)	(950,236)
Cash flows from financing activities
Repayments of long-term debt	(1,006,620)	(2,687,621)
Repayments to Affiliate	-	(18,522)
Proceeds from long-term debt	1,217,060	2,687,355
Proceeds from employee related plans	28,063	7,215
Net share settlement of restricted share units	(6,342)	-
Purchases of treasury shares	-	(49,999)
Deferred financing fees and other	(32,473)	(37,457)
Net cash provided by (used in) financing activities	199,688	(99,029)
Net increase in cash and cash equivalents	394,557	39,494
Cash and cash equivalents at beginning of the period	128,347	115,937
Cash and cash equivalents at end of the period	$522,904	$155,431

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Nine Months Ended
		September 30,		September 30,
		2017	2016	2017	2016

Passengers carried		658,139	635,654	1,756,350	1,761,967
Passenger Cruise Days		5,071,115	4,674,286	13,819,421	13,196,600
Capacity Days		4,590,789	4,209,562	12,811,155	12,175,012
Occupancy Percentage		110.5%	111.0%	107.9%	108.4%

Net Revenue, Adjusted Net Revenue, Gross Yield, Net Yield and Adjusted Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016

Passenger ticket revenue	$1,192,023	$1,190,650	$1,071,815	$2,916,731	$2,933,448	$2,630,405
Onboard and other revenue	459,715	459,715	412,921	1,229,891	1,229,891	1,118,798
Total revenue	1,651,738	1,650,365	1,484,736	4,146,622	4,163,339	3,749,203
Less:
Commissions, transportation
and other expense	266,173	265,718	249,519	683,628	687,665	618,492
Onboard and other expense	98,476	98,476	90,661	250,254	250,254	230,416
Net Revenue	1,287,089	1,286,171	1,144,556	3,212,740	3,225,420	2,900,295
Non-GAAP Adjustment:
Deferred revenue (1)	-	-	300	-	-	1,057
Adjusted Net Revenue	$1,287,089	$1,286,171	$1,144,856	$3,212,740	$3,225,420	$2,901,352

Capacity Days	4,590,789	4,590,789	4,209,562	12,811,155	12,811,155	12,175,012

Gross Yield	$359.79	$359.49	$352.71	$323.67	$324.98	$307.94
Net Yield	$280.36	$280.16	$271.89	$250.78	$251.77	$238.22
Adjusted Net Yield	$280.36	$280.16	$271.97	$250.78	$251.77	$238.30

(1) Reflects deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)
Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
		2017			2017
		Constant			Constant
	2017	Currency	2016	2017	Currency	2016
Total cruise operating expense	$838,165	$837,839	$784,734	$2,310,205	$2,314,015	$2,155,115
Marketing, general and
administrative expense	202,221	201,603	174,813	587,914	588,183	504,694
Gross Cruise Cost	1,040,386	1,039,442	959,547	2,898,119	2,902,198	2,659,809
Less:
Commissions, transportation
and other expense	266,173	265,718	249,519	683,628	687,665	618,492
Onboard and other expense	98,476	98,476	90,661	250,254	250,254	230,416
Net Cruise Cost	675,737	675,248	619,367	1,964,237	1,964,279	1,810,901
Less: Fuel expense	91,231	91,231	86,250	266,780	266,780	248,529
Net Cruise Cost Excluding Fuel	584,506	584,017	533,117	1,697,457	1,697,499	1,562,372
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	878	878	792	2,524	2,524	2,375
Non-cash share-based compensation (2)	21,444	21,444	16,840	63,664	63,664	48,289
Secondary Equity Offering expenses (3)	462	462	-	462	462	-
Severance payments and other expenses (4)	-	-	2,587	2,399	2,399	5,486
Acquisition of Prestige expenses (5)	-	-	1,696	500	500	4,710
Other (6)	999	999	-	2,605	2,605	-
Adjusted Net Cruise Cost Excluding Fuel	$560,723	$560,234	$511,202	$1,625,303	$1,625,345	$1,501,512

Capacity Days	4,590,789	4,590,789	4,209,562	12,811,155	12,811,155	12,175,012

Gross Cruise Cost per Capacity Day	$226.62	$226.42	$227.94	$226.22	$226.54	$218.46
Net Cruise Cost per Capacity Day	$147.19	$147.09	$147.13	$153.32	$153.33	$148.74
Net Cruise Cost Excluding Fuel per Capacity Day	$127.32	$127.21	$126.64	$132.50	$132.50	$128.33
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day	$122.14	$122.03	$121.44	$126.87	$126.87	$123.33

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(6) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income	$400,692	$342,378	$661,075	$560,853
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	878	792	2,524	2,375
Non-cash share-based compensation (2)	21,444	16,840	63,664	48,289
Secondary Equity Offering expenses (3)	462	-	462	-
Severance payments and other expenses (4)	-	2,587	2,399	5,486
Acquisition of Prestige expenses (5)	-	1,696	500	4,710
Deferred revenue (6)	-	300	-	1,057
Amortization of intangible assets (7)	7,568	5,267	22,704	15,802
Derivative adjustment (8)	-	-	-	(1,185)
Deferred financing fees and other (9)	-	-	-	11,714
Impairment on assets held for sale (10)	2,935	-	2,935	-
Tax benefit (11)	(7,950)	(558)	(7,950)	(558)
Other (12)	999	-	2,605	-
Adjusted Net Income	$427,028	$369,302	$750,918	$648,543
Diluted weighted-average shares outstanding	229,816,956	227,598,607	229,157,257	227,859,617
Diluted earnings per share	$1.74	$1.50	$2.88	$2.46
Adjusted EPS	$1.86	$1.62	$3.28	$2.85

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expense.
(4) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(5) Expenses related to the Acquisition of Prestige, which are primarily included in marketing, general and administrative expense.
(6) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(7) Amortization of intangible assets related to the Acquisition of Prestige, which are included in depreciation and amortization expense.
(8) Losses and net gains for the fair value adjustment of a foreign exchange collar which does not receive hedge accounting and losses due to the dedesignation of certain fuel swaps. These adjustments are included in other income (expense), net.
(9) Expenses primarily due to the write-off of deferred financing fees related to the refinancing of certain credit facilities, which is included in interest expense, net.
(10) Loss on planned sale of Hawaii land-based operations.
(11) Tax benefits primarily due to reversal of prior years' tax contingency reserves.
(12) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income	$400,692	$342,378	$661,075	$560,853
Interest expense, net	66,339	60,662	183,495	188,836
Income tax expense	6,527	5,241	15,369	8,944
Depreciation and amortization expense	134,532	111,575	376,878	317,480
EBITDA	608,090	519,856	1,236,817	1,076,113

Other expense (1)	3,262	5,333	11,686	13,281
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	878	792	2,524	2,375
Non-cash share-based compensation (3)	21,444	16,840	63,664	48,289
Secondary Equity Offering expenses (4)	462	-	462	-
Severance payments and other expenses (5)	-	2,587	2,399	5,486
Acquisition of Prestige expenses (6)	-	1,696	500	4,710
Deferred revenue (7)	-	300	-	1,057
Other (8)	999	-	2,605	-
Adjusted EBITDA	$635,135	$547,404	$1,320,657	$1,151,311

(1) Primarily consists of gains and losses, net for derivative contracts and foreign currency exchanges.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to a Secondary Equity Offering, which are included in marketing, general and administrative expense.
(5) Severance payments and other expenses related to restructuring costs and other severance arrangements, which are included in marketing, general and administrative expense.
(6) Expenses related to the Acquisition of Prestige, which are included in marketing, general and administrative expense.
(7) Deferred revenue fair value adjustments related to the Acquisition of Prestige that were made pursuant to business combination accounting rules, which are primarily included in passenger ticket revenue.
(8) Expenses primarily related to certain legal costs, which are included in marketing, general and administrative expense.